Agreement with Eighth Wonder Restructured;
Eighth Wonder and Isle of Capri Add Melco PBL To Singapore Project

ST. LOUIS, Mo., October 10/PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced a revised agreement in connection with resort developer Eighth Wonder’s proposal to build an integrated resort complex on Sentosa Island in Singapore.

The revised agreement includes equity ownership in the resort complex by Melco PBL Entertainment, Eighth Wonder and Isle of Capri. In addition to Isle of Capri’s equity ownership, Isle of Capri entered into a revenue sharing agreement. Melco PBL, owner and operator of Crown Macau opening in April 2007, brings its knowledge in the Asian market to the high-powered consortium formed by Eighth Wonder, a privately held company based in Las Vegas. Should Eighth Wonder win the bid, Melco PBL will manage the casino and associated casino amenities at the Sentosa Island Integrated Resort.

“Isle of Capri is pleased to continue our existing relationship with Eighth Wonder as we move through the RFP process in Singapore. The addition of Melco PBL brings significant Asian market gaming and hospitality expertise to the proposal and we look forward to presenting an exciting proposal to the Government of Singapore,” Timothy Hinkley, Isle of Capri Casinos president and chief operating officer, said.

About PBL: PBL is one of Australia’s largest diversified media and entertainment groups. Its market capitalization of more than $9 billion places it among the top 20 companies listed on the Australian Stock Exchange. The group’s core businesses are gaming and entertainment; television production and broadcasting; magazine publishing and distribution; and strategic investment in key digital media and entertainment businesses. Led by Executive Chairman James Packer, PBL owns and operates the highly acclaimed Crown Casino in Melbourne and Burswood Casino in Perth. It also owns the highest rating free-to-air television network, the Nine Network, and the largest magazine publisher, ACP Magazines.

About Melco International: Melco International Development Limited is one of the companies with the longest history in Hong Kong. Founded in 1910, Melco was among the first one hundred companies established in the city and was listed on the Hong Kong Stock Exchange in 1927. Today, under the leadership of Chairman & CEO Lawrence Ho, Melco is an energetic conglomerate with a major business focus in Leisure, Gaming & Entertainment. The Group also operates the internationally renowned floating landmark, Jumbo Kingdom, with two other supporting lines of business in Technology and Investment Banking.

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Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 13 casinos in 11 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President - 561.995.6660
Donn Mitchell, Chief Financial Officer - 314.813.9319
Jill Haynes, Director of Corporate Communication - 314.813.9368
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SOURCE Isle of Capri Casinos, Inc.